Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-195131 on Form S-8 of our report dated February 24, 2015, relating to the consolidated financial statements of La Quinta Holdings Inc., appearing in this Annual Report on Form 10-K of La Quinta Holdings Inc. for the year ended December 31, 2014:

/s/ Deloitte & Touche LLP

Dallas, Texas

February 24, 2015